For additional information, contact:
T. Heath Fountain
Chief Executive Officer
229-426-6000, extension 6012

COLONY BANKCORP, INC. ANNOUNCES TRANSFER OF LISTING OF COMMON
STOCK TO THE NEW YORK STOCK EXCHANGE

FITZGERALD, GA. (November 5, 2024) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”) the parent company of Colony Bank, announced today that it is transferring the listing of its common stock to the New York Stock Exchange (NYSE) from The Nasdaq Stock Market LLC (Nasdaq).

Colony Bankcorp’s common stock is expected to begin trading on the NYSE on November 18, 2024, under the ticker symbol of “CBAN.” Colony Bankcorp expects its common stock to continue to trade on Nasdaq until the close of the market on November 15, 2024.

“We are excited to announce our partnership with the New York Stock Exchange. Since our founding in 1975, we have been committed to enabling progress for the customers, team members, communities, and shareholders we serve. We believe this strategic move will help us drive greater long-term value and sustainable success for our shareholders as we join many of the world’s leading and most prestigious companies that trade on the NYSE,” said T. Heath Fountain, Chief Executive Officer of Colony Bankcorp.

“We are pleased to welcome Colony Bankcorp to the New York Stock Exchange,” said Chris Taylor, Vice President, Global Head of Listings and Services at NYSE Group. “As the twentieth bank to transfer to the NYSE since 2021, it should feel right at home in our community of listed companies.”

About Colony Bankcorp
Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in Fitzgerald, Georgia in 1975, Colony operates locations throughout Georgia and has expanded to serve Birmingham, Alabama, as well as Tallahassee and the Florida Panhandle. At Colony Bank, we offer a range of banking solutions for personal and business customers. In addition to traditional banking services, Colony provides specialized solutions including mortgage, government guaranteed lending, consumer insurance, wealth management, and merchant services. For more information, please visit www.colony.bank. You can also follow the Company on social media.

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